Exhibit No. 99.1

Cognex Corporation Reports Fourth Quarter Results; Machine Vision Company Announces Significant Increases in Bookings, Revenues and Profits


   NATICK, Mass.--(BUSINESS WIRE)--Jan. 26, 2004--

   Overview of the Quarter

   Cognex Corporation (NASDAQ: CGNX) today announced revenue for the fourth quarter ended December 31, 2003 of $41,878,000, and net income of $5,714,000, or $0.13 per diluted share. These results compare favorably with both the comparable quarter in 2002 and with the prior quarter in 2003, as shown in the table below:
                                                         Earnings per
         Time Period             Revenue     Net Income  Diluted Share

Current quarter: Q4-03         $41,878,000   $5,714,000      $0.13
Prior year's quarter: Q4-02    $33,829,000     $424,000      $0.01
Increase from Q4-02 to Q4-03            24%       1,248%     1,200%
Prior quarter: Q3-03           $38,704,000   $5,138,000      $0.11
Increase from Q3-03 to Q4-03             8%          11%        18%

   For the year ended December 31, 2003, Cognex reported revenue of $150,092,000, a 32% increase over 2002's revenue of $114,107,000. And,
Cognex reported net income for the year ended December 31, 2003 of $15,951,000, or $0.36 per diluted share, compared to a loss of $6,027,000, or $0.14 per diluted share, in 2002.
   "2003 was a good year for Cognex," said Dr. Robert J. Shillman, Cognex's Chief Executive Officer and Chairman. "Annual revenue increased for the first time in three years as our business rebounded from a deep downturn in capital spending by our customers, and profits increased at a significantly higher rate. We had record bookings and revenue both for In-Sight(R), Cognex's family of low-cost vision sensors, and SmartView(R), our surface inspection product. And, we ended the year on a positive note, with orders increasing on a sequential basis in the fourth quarter, and a backlog of nearly $26 million at year end."
   Dr. Shillman continued, "We are optimistic about 2004, and are planning for an up year in revenue, operating profits, and net income. The order rate has increased significantly in recent weeks, particularly from our OEM customers in the semiconductor and electronics industries, which gives us a great start to the year. And, we expect profits to increase at a significantly higher rate than revenue as we keep a tight rein on spending and invest only in strategic areas that help drive revenue, such as sales and marketing."

   Details of the Quarter

   Statement of Operations Highlights - Fourth Quarter of 2003

   -- Revenue for the fourth quarter of 2003 increased 24% over the comparable quarter in 2002 and 8% on a sequential basis. The year-on-year increase is due to higher sales to Original Equipment Manufacturer (OEM) customers in the electronics industry as well as to end-user customers across a variety of industries. The sequential increase is primarily due to higher sales to end-user customers across a variety of industries, with the largest increase in the paper industry.

   -- Gross margin was 68% in the fourth quarter of 2003 compared to 67% in the comparable quarter in 2002 and 66% in the prior quarter. Cost of revenue for the third and fourth quarters of 2003 as well as the fourth quarter of 2002 includes a benefit of $296,000, $116,000 and $528,000, respectively, relating to an inventory reserve recorded in the fourth quarter of 2001. Excluding this benefit, gross margin would have been 68% in the fourth quarter of 2003, 66% in the fourth quarter in 2002, and 65% in the prior quarter. The increase in gross margin, both year-on-year and sequentially, is primarily due to the higher sales volume.

   -- Research, Development & Engineering (R, D & E) spending in the fourth quarter of 2003 increased 3% from the comparable quarter in 2002 and was essentially flat on a sequential basis. R, D & E spending increased year-on-year primarily due to employee and other expenses from the acquisition of Gavitec's machine vision business on December 1, 2003, as well as the impact of foreign exchange rates on the company's international operations.

   -- Selling, General & Administrative (S, G & A) spending in the fourth quarter of 2003 decreased 4% from the comparable quarter in 2002 primarily due to lower legal expenses relating to the company's patent lawsuit against the Lemelson Partnership, which were somewhat offset by the impact of foreign exchange rates on the company's international operations. S, G & A spending increased 7% from the prior quarter due to higher sales and marketing expenses as well as the impact of foreign exchange rates.

   -- Investment and other income was $1,396,000 in the fourth quarter of 2003 compared to a loss of $20,000 in the comparable quarter of 2002 and income of $1,145,000 in the prior quarter. Investment and other income in the fourth quarter of 2002 included a charge of $1,768,000 for the write down of an investment to its estimated fair value. Excluding this charge, investment and other income decreased year-on-year primarily due to lower yields on investments. The increase in investment and other income on a sequential basis is due to gains realized in the fourth quarter as compared to losses in the third quarter.

   -- The foreign currency loss was $749,000 in the fourth quarter of 2003 as compared to a gain of $77,000 in the comparable quarter of 2002 and a gain of $828,000 in the prior quarter. The company recognizes foreign currency gains and losses on the revaluation and settlement of accounts receivable balances that are reported in one currency and collected in another.

   Balance Sheet Highlights - December 31, 2003

   --  Cognex's financial position remains very strong at December
        31, 2003, with over $300,000,000 in cash and investments and no debt. Cash and investments increased nearly $27,000,000 from the end of 2002. This increase is the net result of positive cash flow from operations and cash received from the exercise of employee stock options, less the payment of approximately $12,000,000 to acquire Siemens Dematic AG's wafer identification business and Gavitec AG's machine vision business, as well as dividend payments of approximately $5,200,000 (Cognex declared it's first-ever cash dividend in the third quarter of 2003).

   -- Days sales outstanding (DSO) for the fourth quarter of 2003 was 56 days, compared to 66 days in the prior quarter. The decline in DSO is primarily due to the fact that certain OEM customers pay on the thirtieth day of each month, which does not always coincide with the end of the fiscal quarter.

   -- Inventories at December 31, 2003 decreased 18% from the end of 2002, as inventory turns improved in the fourth quarter to a rate equivalent to 3.4 times per year from 2.4 times per year in the fourth quarter of 2002.

   Business Trends and Financial Outlook

   -- In the fourth quarter of 2003, bookings increased 12% on a sequential basis and the company's book-to-bill ratio was above 1.0. This increase was primarily due to higher orders from customers in the semiconductor industry. Cognex expects revenue for the first quarter of 2004 to be between $45 million and $48 million. At that revenue level, gross margin is expected to be in the high 60% range. For the first quarter, operating expenses (R, D & E and S, G & A) are expected to increase on a sequential basis in the range of 5% to 10% as the company absorbs a full quarter of expenses related to the Gavitec acquisition and increases its investment in sales and marketing to help drive revenue. The effective tax rate for the first quarter of 2004 is expected to be 31%. And, as a result of the above, earnings for the first quarter are expected to be between $0.14 and $0.17 per diluted share, excluding any benefit from the sale of previously reserved inventory.

   Analyst Conference Call and Simultaneous Webcast

   Cognex Corporation will host a conference call to discuss its results for the fourth quarter of 2003, as well as its financial outlook, today at 5:30 p.m. eastern time. The telephone number for the live call is 800-770-5589 (or 973-935-2039 if outside the United States). A replay will begin tonight at approximately 7:30 p.m. eastern time and will run continuously for 72 hours. The telephone number for the replay is 877-519-4471 (or 973-341-3080 if outside the United States) and the access code is 4382439.
   Internet users can listen to a real-time audio broadcast of the conference call as well as an archive of the call on Cognex's website at http://www.cognex.com/investor/default.asp.

   About Cognex Corporation

   Cognex Corporation designs, develops, manufactures, and markets machine vision systems, or computers that can "see." Cognex is the world's leader in the machine vision industry, having shipped more than 200,000 vision systems, representing over $1.5 billion in cumulative revenue, since the company's founding in 1981. Cognex's Modular Vision Systems Division, headquartered in Natick, Massachusetts, specializes in machine vision systems that are used for automating the manufacture of a wide range of discrete items and for assuring their quality. Cognex's Surface Inspection Systems Division, headquartered in Alameda, California, specializes in machine vision systems that are used for inspecting the surfaces of products manufactured in a continuous fashion, such as metals, papers and plastics. In addition to its corporate headquarters in Natick, Massachusetts, Cognex also has regional offices located throughout North America, Japan, Europe, and Southeast Asia. Visit Cognex on-line at http://www.cognex.com.

   Forward-Looking Statement

   Certain statements made in this press release and its attachments, which do not relate solely to historical matters, are forward-looking statements. You can identify these forward-looking statements by use of the words "expects," "believes," "projects," "anticipates," "will" and similar words. These forward-looking statements, which include statements regarding business trends and the company's financial outlook, involve risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the effect of the general economic slowdown, including the worldwide slowdown in capital spending, and the uncertainty of the timing and rate of recovery; (2) the cyclicality of the semiconductor and electronics industry; (3) the company's continued ability to achieve significant international revenue; (4) the loss of, or significant curtailment of purchases by, any one or more principal customers; (5) the inability to achieve expected results from acquisitions; (6) the inability to respond to competitive technology and pricing pressures; (7) the reliance upon certain sole source suppliers to manufacture or deliver critical components for the company's products; (8) changes in foreign exchange rates; and (9) the other risks detailed in the company's reports filed with the SEC, including the company's Form 10-K for the fiscal year ended December 31, 2002. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation to update forward-looking statements after the date of such statements.


                          COGNEX CORPORATION
                       Statements of Operations
               (In thousands, except per share amounts)

                          Three Months Ended      Twelve Months Ended
                      Dec. 31, Sept. 28, Dec. 31,  Dec. 31,  Dec. 31,
                        2003      2003     2002      2003      2002
                             (unaudited)

Revenue               $41,878   $38,704  $33,829  $150,092  $114,107

Cost of revenue        13,234    13,190   11,001    50,139    39,859

Gross margin           28,644    25,514   22,828    99,953    74,248
  Percentage of revenue    68%       66%      67%       67%       65%

Research, development,
 and engineering
 expenses               6,227     6,246    6,066    24,719    25,630
  Percentage of revenue    15%       16%      18%       16%       22%

Selling, general, and
 administrative
 expenses              14,770    13,761   15,403    55,724    58,376
  Percentage of revenue    35%       36%      46%       37%       51%

Operating income (loss) 7,647     5,507    1,359    19,510    (9,758)
  Percentage of revenue    18%       14%       4%       13%      (9%)

Foreign currency gain
 (loss)                  (749)      828       77    (1,712)      350

Investment and other
 income (loss)          1,396     1,145      (20)    5,450     1,204

Income (loss) before
 taxes                  8,294     7,480    1,416    23,248    (8,204)

Income tax provision
 (benefit)              2,580     2,342      992     7,297    (2,177)

Net income (loss)      $5,714    $5,138     $424   $15,951   $(6,027)
  Percentage of revenue    14%       13%       1%       11%      (5%)

Net income (loss) per
 diluted common and
 common equivalent
 share                  $0.13     $0.11    $0.01     $0.36    $(0.14)

Diluted weighted-average
 common and common
 equivalent shares
 outstanding           44,931    44,890   43,162    44,466    43,503


                          COGNEX CORPORATION
                            Balance Sheets
                            (In thousands)

                                             December 31, December 31,
                                                 2003         2002

Assets

Cash and investments                           $303,502     $275,985

Accounts receivable                              26,697       18,981

Inventories                                      15,519       18,952

Property, plant, and equipment                   24,980       27,405

Other assets                                     61,835       44,611

Total assets                                   $432,533     $385,934


Liabilities and Stockholders' Equity

Current liabilities                             $47,287      $31,414

Other liabilities                                   252            -

Stockholders' equity                            384,994      354,520

Total liabilities and stockholders' equity     $432,533     $385,934


                          COGNEX CORPORATION
                    Additional Information Schedule
                        (Dollars in thousands)

                          Three Months Ended      Twelve Months Ended
                      Dec. 31, Sept. 28, Dec. 31,  Dec. 31,  Dec. 31,
                        2003      2003     2002      2003      2002
                             (unaudited)

Revenue               $41,878   $38,704  $33,829  $150,092  $114,107

Revenue by division:
  Modular Vision
   Systems Division        80%       82%      82%       81%       79%
  Surface Inspection
   Systems Division        20%       18%      18%       19%       21%
  Total                   100%      100%     100%      100%      100%

Revenue by customer type:
  End user                 62%       60%      62%       62%       67%
  Original equipment
   manufacturer            38%       40%      38%       38%       33%
  Total                   100%      100%     100%      100%      100%

Revenue by geography:
  United States            36%       35%      36%       34%       41%
  Japan                    30%       35%      34%       34%       29%
  Europe                   27%       24%      21%       25%       24%
  Other                     7%        6%       9%        7%        6%
  Total                   100%      100%     100%      100%      100%

Revenue by industry:
  Semiconductor            26%       26%      32%       24%       25%
  Electronics              22%       23%      18%       23%       18%
  Surface inspection       20%       18%      18%       19%       21%
  Automotive               10%       11%      12%       11%       11%
  Consumer products         2%        2%       2%        2%        4%
  Packaging                 1%        1%       3%        2%        3%
  Other                    19%       19%      15%       19%       18%
  Total                   100%      100%     100%      100%      100%

Revenue by product:
  PC-based vision
   systems                 41%       46%      47%       44%       42%
  Vision sensors           32%       29%      27%       28%       26%
  Surface inspection
   vision systems          16%       13%      13%       15%       16%
  Service                  11%       12%      13%       13%       16%
  Total                   100%      100%     100%      100%      100%

Number of new customer
accounts:
  End user                212       226      233       867       960
  Original equipment
   manufacturer            15        30       23       104       107
  Total                   227       256      256       971      1067



    CONTACT: Cognex Corporation
             Susan Conway, 508-650-3353